EXHIBIT 99.1

Star Gas Partners, L.P. Announces New Credit Facility and Notice of Redemption for All Outstanding Senior Notes Due 2017

STAMFORD, Conn., July 30, 2015 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star Gas") (NYSE:SGU), a home energy distributor and services provider, today announced that it has entered into a third amended and restated asset-based revolving credit facility, which expires in July 2020 and provides the ability to borrow up to $300 million ($450 million during the heating season from December through April of each year) on a revolving line of credit for working capital purposes, including the issuance of up  to $100 million in letters of credit. The amended and restated credit facility also provides for a $100 million five year senior secured term loan; proceeds from the term loan will be used to redeem the Partnership's outstanding 8.875% Senior Notes due 2017 (the "Notes"). The term loan payment schedule is comprised of $10 million per year plus 25% of excess cash flow, as defined in the credit agreement, with final payment at maturity. Additional details are provided in the Partnership's filings with the SEC. Star Gas is expected to see lower interest expense going forward through this new debt structure.

The Partnership and its co-issuer and wholly-owned subsidiary, Star Gas Finance Company, have delivered to the trustee of the indenture governing the Notes a notice of redemption (the "Redemption") to purchase for cash all of its outstanding $125 million aggregate principal amount of the Notes. The Notes will be redeemed on September 3, 2015 (the "Redemption Date") at a redemption price equal to 104.438% of the principal amount of the Notes, together with any accrued but unpaid interest through the Redemption Date.

The bank syndicate supporting the credit facility is comprised of thirteen participants, with JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Co-Syndication Agent, Citizens Bank, N.A. as Co-Syndication Agent, Key Bank National Association, Regions Bank, and T.D. Bank, N.A. as Co-Documentation Agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Inc., and Citizens Bank, N.A. as Joint Lead Arrangers and Joint Book Runners.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is a full service energy provider specializing in the sale of home heating products and services to residential and commercial customers. The Partnership also services and sells heating and air conditioning equipment and, in certain areas, provides home security and plumbing services. In addition, Star sells diesel fuel, gasoline and home heating oil on a delivery-only basis. Star is the nation's largest retail distributor of home heating oil, based upon sales volume, operating primarily throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates, Inc.
         646/438-9385 or cwitty@darrowir.com